EXHIBIT 10.1

[THE KNOT LOGO]

August 13, 2008

Mr. John P. Mueller

Re:	Offer of Employment

Dear John:

It gives me great pleasure to confirm our offer for you to join The Knot, Inc. as Chief Financial Officer, reporting to the Chief Executive Officer. We expect that your first day of employment will be September 2, 2008. You will perform those services that are reasonably associated with this title and position and those services reasonably assigned to you and that are commensurate with your position. In this regard, you shall be responsible for The Knot’s finance, accounting, treasury, tax and economic planning functions; financial reporting; and communicating with the investor and analyst community.

Please understand that this offer is conditional upon our completion of customary background checks and your signing of a non-disclosure, non-competition and non-solicitation agreement, as well as your compliance with the U.S. Citizenship and Immigration Services regulations requiring the establishment of your identity and right to work in the United States.

Compensation Terms

If you commence employment with The Knot, your compensation package would consist of the following terms. These terms are subject to the approval of the Compensation Committee of the Board of Directors, upon the recommendation of The Knot’s management.

Base Salary

Your annualized salary rate is $300,000 (“Base Salary”), which will be paid semi-monthly, on the 15th and on the last workday of the month. The Compensation Committee shall review your performance and Base Salary annually for potential increases. Your Base Salary will be subject to withholding of income, social security and employment taxes in accordance with The Knot’s normal practices.

Sign-On Bonus

You will receive a grant of 6,000 vested shares of common stock of the Company, which will be made as soon as possible following the commencement of your employment, and subject to the standard terms and conditions of The Knot’s 1999 Stock Incentive Plan and a stock issuance agreement between you and The Knot. This stock grant will be subject to withholding of income, social security and employment taxes in accordance with the Company’s normal practices.

Incentive Bonus

You will be eligible to earn an annual cash incentive bonus expressed as a percentage of Base Salary. Each year, your target and maximum bonus opportunities will be set by the Compensation Committee. The amount of your actual bonus will be determined according to your achievement of certain performance criteria established by the Compensation Committee. The incentive bonus will be conditioned upon the other terms and conditions of the incentive compensation program for executive officers, as may be in effect from time to time, and is payable following the completion of The Knot’s annual audit and approval by the Compensation Committee. The incentive bonus is not guaranteed and is completely discretionary; you may receive an incentive bonus in one year but not the next.

Mr. John P. Mueller
August 13, 2008

Notwithstanding anything to the contrary contained herein, for the year ending December 31, 2008, you will fully participate in the incentive compensation program, your target and maximum bonus opportunities therein will be based on your annualized Base Salary and not on your actual salary paid for 2008, and you are guaranteed to receive a bonus of no less than $33,333, payable at the same time as incentive bonuses are paid to other executive officers, but in no event later than March 15, 2009.

Restricted Stock Grant

You will receive a restricted stock grant of 50,000 shares, which will vest over a four-year term, with the first 25% of the grant vesting on the first anniversary of the grant, and the balance of the grant vesting in equal monthly installments thereafter. The restricted stock grant will be made as soon as possible following the commencement of your employment, and will be subject to the standard terms and conditions of The Knot’s 1999 Stock Incentive Plan and a restricted stock agreement between you and The Knot. Your restricted stock agreement will provide that if The Knot is acquired by merger, asset sale or sale of more than 50% of its voting securities by the stockholders (in each case in accordance with the definition of “change in control” under the Stock Incentive Plan), in addition to those shares of restricted stock that have previously vested before such change in control in accordance with the regular vesting schedule, an amount of shares of restricted stock shall vest upon such event equal to the greater of (1) the shares of restricted stock that would otherwise have vested during the one year period following the change in control, and (2) 50% of the shares of restricted stock that are not vested on the date of the change in control.

Other Compensation

You will be eligible to participate in future incentive compensation programs for executive officers, if and when such programs are established by the Compensation Committee of the Board of Directors, at a level commensurate with your position at the time awards are granted and on the same general terms and conditions as apply to the other executive officers of The Knot. Without limiting the foregoing, your participation in future equity grant programs made available to executive officers will not be reduced as compared to other executive officers because of your stock grants made pursuant to this agreement. In addition, in no event will the terms of equity awards granted to you (including your stock grants made pursuant to this agreement) with respect to accelerated vesting upon a “change in control” be less favorable than the terms made available to any other executive officer, and The Knot will cause any award to be modified if and as necessary to carry out this provision.

Severance

If your employment is involuntarily terminated without cause by The Knot or a successor entity, or if you resign for “Good Reason,” you shall receive a lump-sum payment equal to your annualized Base Salary, at your rate of pay in effect immediately prior to such termination or resignation, and for 12 months after such termination or resignation receive all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to employees of The Knot generally during such 12-month period). The Knot shall pay the lump-sum payment in connection with an involuntary termination without cause upon such termination, and the lump-sum payment in connection with a Good Reason resignation within 10 business days of the end of the Cure Period, as defined below.

Mr. John P. Mueller
August 13, 2008

An involuntary termination “without cause” shall mean a termination of employment other than for death, disability, termination for Cause or any resignation by you other than a resignation for Good Reason. “Cause” shall mean (1) your willful failure to perform the principal elements of your duties to The Knot or any of its subsidiaries, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to The Knot or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of The Knot or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of The Knot, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to The Knot or any of its subsidiaries. “Good Reason” shall mean (1) any reduction of your Base Salary, (2) the relocation of your principal place of business outside of New York City, or (3) the material diminution of your responsibilities or authority, any reduction of your title or any change in the reporting structure set forth in the first paragraph hereof, provided, however, that no Good Reason shall exist if you have not given written notice to The Knot within ninety (90) days of the initial existence of the Good Reason condition(s) and until The Knot has had thirty (30) days to cure such event (the “Cure Period”) after the date on which you give The Knot written notice specifying such event in specific detail before such event permits you to terminate your employment for Good Reason.

Benefits and Other Terms

Benefits

You will be eligible to participate in The Knot benefits program starting with the first of the month following 30 days of employment. You will be eligible to participate in our 401(k) plan after completion of one (1) year of service and our Employee Stock Purchase Plan after completion of five (5) months of service. A full description of your benefits is contained in official plan documents that will be available to you. Please be advised that this agreement describes policies and benefits currently available and that The Knot reserves the right to amend, change and terminate its policies, programs and employee benefit plans at any time during your employment.

Indemnification

The Knot will enter with you into an Indemnification Agreement for Directors and Officers. In addition, you shall be covered by The Knot’s insurance policy for directors and officers.

Compliance With Section 409A of the Internal Revenue Code

The intent of the parties is that payments and benefits under this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this agreement shall be interpreted to be in compliance therewith. If you notify The Knot (with specificity as to the reason therefor) that you believe that any provision of this agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and The Knot concurs with such belief or The Knot (without any obligation whatsoever to do so) independently makes such determination, The Knot shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and The Knot of the applicable provision without violating the provisions of Section 409A.

Mr. John P. Mueller
August 13, 2008

A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this agreement, the term “Separation Pay Limit” shall mean two (2) times the lesser of (A) your annualized compensation based on your annual rate of pay for your taxable year preceding the taxable year in which you have a “separation from service,” and (B) the maximum amount that may be taken into account under a tax qualified plan pursuant to Section 401(a)(17) of the Code for the year in which you incur a “separation from service.”

All expenses or other reimbursements under this agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

In the event that it is determined that any payment or distribution of any type to or for your benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this agreement would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), then you shall be entitled to receive an additional payment (a “409A Tax Restoration Payment”) in an amount that shall fund the payment by you of any 409A Tax as well as all income taxes imposed on the 409A Tax Restoration Payment, any 409A Tax imposed on the 409A Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the 409A Tax Restoration Payment or any 409A Tax.

Mr. John P. Mueller
August 13, 2008

At-Will Employment

Please understand that, if employed by The Knot in this position, your employment will be “at will,” meaning that either you or The Knot may terminate the relationship at any time, with or without cause or notice. Please also note that The Knot reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion, provided that no such change shall be effective as to you unless such change affects all executive officers of The Knot.

No Violation of Contract

By accepting this offer of employment, you represent and warrant that you are honoring all of the provisions of any agreement between you and any current or former employer (including all provisions that remain in effect after your employment is terminated), and that your acceptance of employment with The Knot is not a violation of any agreement with any third party under which you incur any obligations that conflict with or will otherwise prevent you from performing your obligations with The Knot. Additionally, please be advised that it is The Knot’s corporate policy not to obtain or use any confidential information, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this agreement below, you are acknowledging that you have been advised of this policy and that you accept and will abide by this policy. It is not our intention or desire to make use of any proprietary information to which you may have had access during your previous employment. You are being hired to apply for The Knot, and are expected to apply for The Knot, only the general, non-trade secret skills and knowledge that you have developed throughout your career and that you are free to use under all applicable federal and state laws. In the event that you are in possession of any confidential non-public information by virtue of your prior employment, you further agree that you will not engage and have not engaged in any activity that is inconsistent with the rights of such prior employer which could subject The Knot, its subsidiaries and affiliates or any of their respective employees to liability.

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Mr. John P. Mueller
August 13, 2008

John, we look forward to your joining The Knot! Please indicate your acceptance of this offer by signing and dating below, and return the original signed document to my attention at The Knot, Inc., 462 Broadway, 6th Floor, New York, NY 10013. We hope we will have a mutually rewarding association. If you have any questions regarding this offer, please call me at (212) 219-8555.

Sincerely,

/s/ DAVID LIU

David Liu
Chief Executive Officer

By signing, dating and returning this agreement, you accept our offer of employment.

/s/ JOHN P. MUELLER	8/15/2008
John P. Mueller	Date